Exhibit 5.1

May 17, 2024

WarnerMedia Holdings, Inc.

230 Park Avenue South

New York, NY 10003

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, NY 10003

Discovery Communications, LLC

230 Park Avenue South

New York, NY 10003

Scripps Network Interactive, Inc.

230 Park Avenue South

New York, NY 10003

WarnerMedia Holdings, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-264453) (the “Registration Statement”) and the Prospectus Supplement, dated May 14, 2024 (the “Prospectus Supplement”), to the Prospectus, dated April 22, 2022, of WarnerMedia Holdings, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of €650,000,000 aggregate principal amount of its 4.302% Senior Notes due 2030 (the “2030 Notes”) and €850,000,000 aggregate principal amount of its 4.693% Senior Notes due 2033 (the “2033 Notes” and together with the 2030 Notes, the “Senior Notes”), issued pursuant to an indenture, dated as of March 10, 2023 (the “Base Indenture”), among the Company, Warner Bros. Discovery, Inc., a Delaware corporation (the “Parent Guarantor”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of May 17, 2024, among the Company, the Parent Guarantor, Discovery Communications, LLC, a Delaware limited liability company (“DCL”), and Scripps Networks Interactive, Inc., an Ohio corporation (“SNI”, and together with DCL and the Parent Guarantor, the “Guarantors”), Elavon Financial Services DAC, UK Branch and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Senior Notes are fully and unconditionally guaranteed on an unsecured unsubordinated basis (the “Guarantee”) by the Guarantors pursuant to the Indenture.

To the Addressees Listed on Page One	2	May 17, 2024

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, (b) examined and relied on such corporate or other organizational documents and records of the Parent Guarantor and its subsidiaries and such certificates of public officials, and officers and representatives of the Parent Guarantor and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Parent Guarantor and its subsidiaries and other persons delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of each of the Trustee, the Company and the Guarantors, (vi) the corporate or other power and authority of all parties to enter into each of the Indenture and the Senior Notes and to perform their respective obligations thereunder, (vii) the due authorization of each of the Indenture and the Senior Notes by all parties thereto, (viii) the due execution and delivery of each of the Indenture and the Senior Notes by all parties thereto, except to the extent that due execution and delivery thereof by the Company and the Guarantors are governed by the laws of the State of New York, (ix) the enforceability of the Indenture against the Trustee and (x) the due authentication of the Senior Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Senior Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantee by each Guarantor pursuant to the Indenture constitutes the valid and binding obligation of such Guarantor, enforceable against each Guarantor in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we do not express any opinion herein concerning any other laws. In rendering the opinions above, we have relied on, with respect to all matters relating to the laws of the State of Delaware and the laws of the State of Ohio, the opinions, delivered to you today, of Potter Anderson & Corroon LLP, special Delaware counsel to the Company, the Parent Guarantor and DCL, and Womble Bond Dickinson (US) LLP, special Ohio counsel to SNI.

To the Addressees Listed on Page One	3	May 17, 2024

We hereby consent to the filing of this opinion as an exhibit to the Parent Guarantor’s Current Report on Form 8-K filed on May 17, 2024 incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP